Description of Director Compensation

Fees.* Effective as of July 13, 2006, the Board of Directors voluntarily reduced Board fees payable to non-employee directors by half. Since that date, the following fees are paid to directors who are not Ford employees:

Annual Board membership fee	$100,000
Annual Committee chair fee	$2,500
Annual Presiding Director fee	$5,000

Deferred Compensation Plan. Under this plan, $60,000 of a director's annual Board membership fee must be deferred in common stock units. Directors also can choose to have the payment of all or some of the remainder of their fees deferred in the form of cash and/or common stock units. Each common stock unit is equal in value to a share of common stock and is ultimately paid in cash. These common stock units generate Dividend Equivalents in the form of additional common stock units. These units are credited to the directors' accounts on the date any common stock cash dividends are paid. Any fees deferred in cash are held in the general funds of the Company. Interest on fees deferred in cash is credited semi-annually to the directors' accounts at the then-current U.S. Treasury Bill rate plus 0.75%. In general, deferred amounts are not paid until after the director retires from the Board. The amounts are then paid, at the director's option, either in a lump sum or in annual installments over a period of up to ten years.

Restricted Stock Plan. Effective July 1, 2004, Ford amended the Restricted Stock Plan for Non-Employee Directors providing for its termination, except with respect to outstanding grants of restricted stock and stock equivalents. Each non-employee director who had served for six months received 3,496 shares of common stock subject to restrictions on sale. In general, the restrictions expire for 20% of the shares each year following the year of the grant. No new grants of restricted stock will be made under the plan.

Life Insurance. Ford provides non-employee directors with $200,000 of life insurance and $500,000 of accidental death or dismemberment coverage. The life insurance coverage continues after the director retires from the Board if the director is at least 55 years old and has served for at least five years. A director who retires from the Board after age 70 or, after age 55 with Board approval, and who has served for at least five years, may elect to have the life insurance reduced to $100,000 and receive $15,000 a year for life. The accidental death or dismemberment coverage may, at the director's expense, be supplemented up to an additional $500,000 and ends when the director retires from the Board.

Vehicle Evaluation Program. The Company provides directors with the use of company vehicles at an estimated average value for 2005 of approximately $28,000 per director. The directors are expected to provide evaluations of the vehicles to the Company.

* On March 8, 2005, Homer A. Neal, a member of the Board of Directors, joined the board of managers of Ford Global Technologies, LLC, a wholly-owned subsidiary that manages the Company's intellectual property. As a non-employee member of such board, Dr. Neal receives the customary fees paid to non-employee members. Currently, the fees are: Annual Fee: $10,000, Attendance Fee: $1,000 per meeting. Dr. Neal attended two meetings of the board of managers of Ford Global Technologies during 2005.

*On September 13, 2006, the Company entered into a consulting agreement with John R. H. Bond, a member of the Board of Directors of the Company. Under the agreement, Mr. Bond will serve as a consultant and senior advisor to William Clay Ford, Jr., Executive Chairman of the Board, working on financial and other matters. The consulting fee will be $25,000 per day for actual days worked, payable in arrears. The Company contemplates that Mr. Bond will spend approximately one and one-half days adjacent to each of the Company's seven regularly scheduled Board of Directors meetings consulting pursuant to the consulting agreement, and that total fees payable to Mr. Bond will not exceed $262,500 for any twelve month period unless specifically agreed to by the Company and Mr. Bond. Either party may terminate the agreement at any time.